Exhibit 23.(b)



Berenson & Company LLP
CERTIFIED PUBLIC ACCOUNTANTS
AND CONSULTANTS
135 West 50th Street
New York, NY 10020
212 977.6800
FAX: 212 245.3808
212 245.7098


Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the 2001 Stock Incentive Plan of IGENE Biotechnology, Inc., of our report dated February 23, 2001 (except for Note 20, as to which the date is March 27, 2001), with respect to the consolidated financial statements of IGENE Biotechnology, Inc. and Subsidiary included in the annual report (Form 10-KSB) of IGENE Biotechnology, Inc. for the year ended December 31, 2000.



                              /s/ Berenson & Company LLP

                              New York, NY
                              December 17, 2001